Kepler Group Limited

Proposed Nasdaq Ticker: KPL

Investor Presentation

Issuer Free Writing Prospectus dated January 6, 2026
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus included in the Registration Statement on Form F-1, as amended, dated December 5, 2025
Registration Statement File No. 333-290005

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of ordinary shares ("Ordinary Shares") of Kepler Group Limited ("we," "us," or "our") and should be read together with the registration statement on Form F-1, as amended (File No.: 333-290005) (the "Registration Statement") we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. As of the date of this free writing prospectus, the most recently filed Registration Statement, may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/2000208/000149315225026376/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC's website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Cathay Securities, Inc., Attn: 40 Wall St, Suite 3600, New York, NY 10005, or by email at service@cathaysecurities.com, or contact Kepler Group Limited via email at ir@kplga.com.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with us or our affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

Forward-Looking Statements

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "goal," "objective," "anticipate," "believe," "estimate," "predict," "potential," "continue" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this presentation are based upon information available to us as of the date of this presentation and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about: timing of the development of future business; capabilities of our business operations; expected future economic performance; competition in our market; continued market acceptance of our products; protection of our intellectual property rights; changes in the laws that affect our operations; inflation and fluctuations in foreign currency exchange rates; our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business; continued development of a public trading market for our securities; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; managing our growth effectively; projections of revenue, earnings, capital structure and other financial items; fluctuations in operating results; health crisis, including due to pandemics such as the COVID-19 pandemic and government measures taken in response thereto; and other factors set forth under "Risk Factors" section of the Registration Statement.

As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We or the underwriters undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this presentation and the documents that we refer to herein with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This presentation includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this presentation involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled "Risk Factors" of the Registration Statement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. This presentation contains information from industry data and research commissioned by us and prepared by China Insights Consultancy, an independent research firm, to provide information regarding our industry and our market position globally.

Offering Summary

Issuer	Kepler Group Limited
Securities	Ordinary Shares
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq Capital Market: KPL
Securities Offered	1,400,000 Ordinary Shares, or 1,610,000 Ordinary Shares if the underwriters exercise their over-allotment option in full
Shares Outstanding	• 20,000,000 Ordinary Shares before the offering • 21,400,000 Ordinary Shares after the offering; or 21,610,000 Ordinary Shares if the underwriters exercise their over-allotment option in full
Offering Price	$4.00 to $6.00 per Ordinary Share
Gross Proceeds	$7.00 million, or $8.05 million if the underwriters exercise their over-allotment option in full, based upon $5.00 per Ordinary Share, the midpoint of the assumed initial public offering price range
Use of Proceeds	• Approximately 15% for expansion of business to Southeast Asia regions; • Approximately 25% for expanding product offerings, marketing and promotional expenses; • Approximately 35% for the development of integrated digital platform to improve business efficiency and customer service quality, and effectively analyze customer and partner data; • Approximately 10% for recruitment of personals for the expansion of operations; and • The balance to fund working capital and for other general corporate purposes.
Underwriters	Cathay Securities, Inc. as the representative

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Table of Contents

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview

We are principally engaged in the **insurance brokerage business** in Hong Kong. We act on behalf of our customers seeking insurance coverage from companies which are authorized insurers under the Insurance Ordinance in Hong Kong that provide the insurance products.

Commenced business in

2016

Ranked around

5th

in the 2nd Tier among all insurance brokerage companies in Hong Kong in terms of revenue in 2024[1]

Products and Services

Insurance Brokerage Services

- Life insurance products
- General insurance products

Other Services

- Immigration services
- Software upgrade and maintenance services

Selected Insurance Company Partners

AXA 安盛 | Manulife | PRUDENTIAL 保誠保險

Operational Highlights

FY2025 Revenue

HK$157.4M[2]

Collaborated with

28[2]

Insurance Companies in Hong Kong

Working with

220+[2]

Channels

Source:[1] China Insights Consultancy.

Note:[2] As of March 31, 2025. Fiscal year ended March 31. All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply that a license of any kind has been granted.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Structure



Kwok Yu Hin
68.16%
Zhu Meizhen
6.17%
Kwok Yu Fung
4.94%
Luo Sen
4.92%
Sun Xiaodi
4.78%
King Yeung Alvin Tam
4.26%
Yang Boyi
3.98%
Others (note)
2.79%
Kepler Group Limited
(Cayman Islands)
100%
100%
100%
Kepler Global Advisors Limited
(Hong Kong)
Equator Assets Protection Limited
(Hong Kong)
Kepler Innovative Technology Limited
(Hong Kong)

Note: Wong Lap Ip Alan, Shin Yick Fabian, Ng Lee Fan, Xu Ying, Choi Man Hin, Yang Liu, Wu Wenda and Chen Yanjun held as to 1.00%, 1.00%, 0.22%, 0.20%, 0.11%, 0.10%, 0.08% and 0.08% of the issued share capital of our Company, respectively.

Business Model

The **Insurance Companies**[1] enter into **broker agreements** with us and pay brokerage commissions and recurring fees in connection with the amount of contributions made by our customers.

Our Group

Insurance Companies

Our Channels

Our Customers (i.e., policyholders)

We **pay referral fees to our Referrers**[2] for customers they referred who purchased insurance products through us.

We provide **a supportive operation platform and pay commissions to our Consultants** for the insurance products they successfully arranged.

Our customers enter into **product purchase contracts** with the Insurance Companies and make contributions to the Insurance Companies directly.

Our Channels consist of our **Referrers** and our **Consultants**[3].

Our Referrers **introduce and connect potential customers** to our Group.

Our Consultants **advise and make recommendation on selection of insurance products** to our customers based on their objectives, needs and concerns.

Note:
1. Insurance Companies are companies which are authorized insurers under the Insurance Ordinance in Hong Kong that provide the insurance products.
2. Referrers are individuals or firms who possess well-established business networks and effectively utilize those connections to introduce and connect potential policyholders to us.
3. Consultants are individuals registered with the Hong Kong Insurance Authority as licensed technical representatives and accredited to us, and engaged by us as external technical representatives who provide services directly on our behalf to customers and potential customers in negotiating contracts of insurance.

Insurance Brokerage Services

We market and sell insurance products to potential policyholders and receive broker commission income from Insurance Companies for brokering the sale of their products.

- Focus on meeting the insurance needs of institutions and individuals.
- Responsible for the after-sale services such as policy review and claims assistance.
- The insurance products we sell are underwritten by Insurance Companies in Hong Kong.

01

Life Insurance Products

- Our main products: accounted for **~95.0%** of our total revenue in FY2025[1].
- A major component of Hong Kong's insurance market: accounted for **45.2%** of the insurance market in Hong Kong based on contribution payments in 2024[2].
- Primarily structured to mitigate the financial risk associated with the death of insured individuals.
- Expected to experience faster growth than the most of other insurance sectors.

General Insurance Products

- Medical insurance: coverage for hospital stays, outpatient treatments, and other healthcare expenses.
- Travel insurance: protection for individuals or families during their trips, both within and outside of Hong Kong.
- Car insurance: mandatory for all vehicle owners as required by law. The minimum coverage includes third-party liability, which covers damages or injuries caused to other parties in an accident. Drivers can also opt for additional coverage.

02

Note: [1] Fiscal year ended March 31.
Source: [2] China Insights Consultancy.

Other Services

Immigration Services

We offer guidance to our customers on the most suitable visa or immigration option based on their individual circumstances and objectives, as well as assist with the preparation and submission of visa application.

- Provided through dedicated personnel who act as our agents with specific knowledge and experience in the field.
- Remit a specified percentage of service fees to these personnel as agency fees.

Other Services

Software Upgrade and Maintenance Service

Since November 2023, we have also commenced to engage in the development of business-related software.

1. Receive a specific software upgrade or maintenance order
2. Collaborate with a third-party development company
3. Monitor the progress and communicate with the third-party development company
4. Receive payment from the customer and disburse a portion of that payment as commission to the third-party development company

Industry Overview

The Market Size of Insurance Brokerage Industry in Terms of Gross Insurance Brokerage Income, by Product Type, Hong Kong, 2020-2029E

	CAGR (2020-2024)	CAGR (2024-2029E)
Long term insurance (ILAS only)	7.2%	16.7%
Long term insurance (exclude ILAS)	17.3%	10.5%
General insurance	3.2%	3.3%
Total	**14.6%**	**10.2%**



HKD billion
60
55
50
45
40
35
30
25
20
15
10
5
0
2020: 3.4, 15.9, 1.7, 21.0
2021: 3.5, 18.5, 2.3, 24.2
2022: 3.5, 18.0, 1.7, 23.2
2023: 3.7, 24.3, 1.5, 29.5
2024: 3.8, 30.2, 2.3, 36.3
2025E: 4.0, 36.3, 2.7, 42.9
2026E: 4.1, 40.8, 3.2, 48.2
2027E: 4.3, 44.4, 3.8, 52.4
2028E: 4.4, 47.2, 4.4, 55.9
2029E: 4.5, 49.6, 4.9, 59.0

Source: Insurance Authority, China Insights Consultancy.
Note: ILAS stands for Investment-Linked Assurance Schemes.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Industry Overview

The Market Size of Long-term Insurance (exclude ILAS), in Terms of Gross Insurance Brokerage Income, by Product Type, Hong Kong, 2020-2029E



HKD billion
CAGR (2020-2024)
CAGR (2024-2029E)
Life insurance 22.5% 11.3%
Saving insurance 2.7% 5.6%
Other long term insurance (exclude ILAS) 17.6% 10.3%
Total 17.3% 10.5%
60
40
20
0
15.9
10.5
4.8
0.5
18.5
13.7
4.3
0.5
18.0
15.3
2.2
0.5
24.2
18.6
5.1
0.5
30.2
23.7
5.4
1.1
36.3
29.3
5.6
1.4
40.8
33.3
5.9
1.6
44.4
36.3
6.2
1.8
47.2
38.6
6.6
1.9
49.6
40.6
7.1
2.0
2020
2021
2022
2023
2024
2025E
2026E
2027E
2028E
2029E

Source: Insurance Authority, China Insights Consultancy.
Note: ILAS stands for Investment-Linked Assurance Schemes.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investment Highlights

- **Premium Brokerage Service Experience**
- **Stable Relationship with Insurance Companies**
- **Strong Commitment to Rigorous Training and Development**
- **Experienced Management Team**

See offering documents for further risks and disclosures. There is no guarantee tha

Premium Brokerage Service Experience

In-Depth Customer Needs Analysis

Product and Plan Customization

Product Evaluation and Selection

Claim Settlement Related Assistance

By providing **personalized** and **step-by-step brokerage service** to both potential and existing customers, we distinguish ourselves from our competitors in terms of **brand building** and **product differentiation**.

Experienced Management Team



Kwok Yu Hin

Chairman of the Board, Director, and Chief Executive Officer

- Mr. Kwok has over 19 years of experience in the insurance industry.
- Mr. Kwok is primarily responsible for overseeing our strategy and decision making.
- Mr. Kwok was employed by Convoy Financial Services Limited where he last held the position of associate director from July 2005 to December 201[illegible].
- Mr. Kwok received a bachelor of arts in accountancy degree from The Hong Kong Polytechnic University in December 2005.



[illegible] Cheng

Chief Financial Officer

- Dr. Cheng has 33 years of ex[illegible]tion and financial management and accounting.
- Dr. Cheng is primarily res[illegible] formulating corporate strategies, overall management of financial, mergers and acquisitions and capital market affairs.
- Dr. Cheng has been the founder of BMI Group and the managing director of BMI Appraisals Limited since 2000, prior to [illegible] in July 2024.
- Dr. Cheng graduated from the University of Hong Kong with a Master degree in Urban Design in 1994, and obtained an Honorary Doctorate of Philosophy from the Queen's University of Brighton in 200[illegible].

Board of Directors



Kwok Yu Hin

Chairman of the Board, Director, and Chief Executive Officer

- Mr. Kwok has over 19 years of experience in the insurance industry
- Mr. Kwok is primarily responsible for overseeing our strategy and decision making.
- Mr. Kwok was employed by Convoy Financial Services Limited, where he last held the position of associate director, from July 2005 to December 2015.
- Mr. Kwok received a bachelor of arts in accountancy degree from The Hong Kong Polytechnic University in December 2005.



King Yeung Alvin Tam

Director

- Mr. Tam has over 12 years of finance performance control, multi-location finance team management and fund-raising.
- Mr. Tam is responsible for our overall strategic direction and development.
- Mr. Tam served as a financial consultant of Convoy Financial Services Limited from April 2012 to May 2016.
- Mr. Tam obtained a bachelor's degree in commerce (Honors), majoring in accountancy from The Hong Kong Baptist University in November 2010.



Po Fung Au Yeung

Independent Director Nominee

- Mr. Au Yeung has as more than 23 years of experience in managing Hong Kong listed companies' financial control/treasury and investments functions for leading PRC/Hong Kong property developers.
- Mr. Au Yeung served as a vice president and general manager of Hua Dong (China) Holdings Group from February 2019 to January 2021.
- Mr. Au Yeung served as a vice president and the chief financial officer of Beijing Hua Group Co., Ltd from March to October 2018.
- Mr. Au Yeung obtained a bachelor's degree in business studies, majoring in Finance from the Hong Kong Polytechnic University in November 1990.



Kwok Mo John Chung

Independent Director Nominee

- Mr. Chung has over 20 years of experience in auditing, financial management and corporate finance.
- Mr. Chung was an auditor in an international accounting firm from 1992 to 1999.
- Mr. Chung had held several senior management positions in a number of listed companies in Hong Kong from 2000.
- Mr. Chung graduated from Macquarie University, Australia in 1992 with a Bachelor of Economics degree, then became a member of CPA Australia in 1995 and that of Hong Kong Institute of Certified Public Accountants in 1996.



Ernest Tse Kwok On

Independent Director Nominee

- Mr. Tse has over 25 years experiences in corporate finance in Hong Kong and throughout the asia-pacific region, with experience in IPO issuance, secondary market placement, equity issuance and convertible bonds.
- Mr. Tse is currently the deputy chief executive officer, managing director and head of global capital market at SBI China Capital Financial Services Limited.
- Mr. Tse worked in CIMB (Malaysia State Investment Bank Hong Kong Branch), CMBI, Ping An China and Southwest Securities served as senior management and managing director.
- Mr. Tse obtained a Master of Business Administration degree from University of Northern Virginia in June 2007.

Stable Relationship with Insurance Companies

With a **network of 28[1] Insurance Companies**, including **21[1] long-term** relationships, we have fostered several collaborative partnerships that have allowed us to gain **valuable insights** into market trends and customer needs, enabling us to offer **tailored solutions** to our clients.

Our Selected Partners

AXA 安盛

PRUDENTIAL 保誠保險

Manulife

Our Network

~220[1] Channels

180[1] Referrers

41[1] Consultants

With relationships built on **trust** and **mutual benefit**, our partners rely on us to ensure that their policyholders as our customers receive **high-quality** and **competitive** product offerings. This strategic alignment has allowed us to **firmly strengthen our position** in the insurance market.

Note: [1] As of March 31, 2025.

Strong Commitment to Rigorous Training and Development

Market Challenge

Rapid development of new insurance products and heavy reliance on face-to-face sales efforts in Hong Kong's insurance industry

Business Impact

Competitive edge over other intermediaries, helping us retain our sales force and improve our sales

Our Solution

Strong in-house training program
covering both **product knowledge and sales skills**

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Growth Strategies

Develop New Geographic Markets in Southeast Asia

- Expand distribution network in Southeast Asia within three to five years by opening new offices and obtaining requisite licenses for insurance brokerage services, with the opening of a Singapore branch within 12 months as the first step.
- Establish service centers in countries such as Vietnam and Thailand, to reach out and serve potential policyholders in those regions for insurance products offered in Singapore and in Hong Kong.
- Recruit local Channels to drive sales growth and exclusive product opportunities.

Expand Our Product Offerings to Meet Customer Needs

- Expand our product offerings to meet customer needs and remain competitive by continuously providing new products and services.
- Provide investment and asset management services and obtain necessary licenses in the future.
- Capture the opportunity of Renminbi internationalization by expanding our range of products by offering offshore Renminbi products and services to meet the evolving market demand.

Enhance the Efficiency of the Document Signing Process for Our Customers through the Implementation of an Integrated Digital Platform

- Develop and build a new integrated digital platform that will streamline the contract and document signing process using a computerized system in approximately six months.
- Prepare a marketing plan promoting the integrated digital platform.
- Intend to minimize our reliance on open source code in developing the platform based on our in-house development capability.

Financial Highlights

Revenue



HK$ Million
157.4
143.6
9.6%
FY2024
FY2025

Revenue Breakdown



3.9%
0.2%
95.9%
FY2024
4.7%
0.2%
95.1%
FY2025
Broker commission income
Immigration services income
Software upgrade and maintenance service income

Note: Fiscal year ended March 31.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights

Gross Profit



HK$ Million
Gross Margin %
12.0%
13.4%
17.3
21.1
22.4%
FY2024
FY2025

Total Comprehensive Income



HK$ Million
8.0
6.6
FY2024
FY2025

Note: Fiscal year ended March 31.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Contact

Issuer

Kepler Group Limited

Email: ir@kplga.com

Tel: 852-2155 2889

Address: Suite 3902-03, 39/F Tower 6, The Gateway Harbour City, Tsim Sha Tsui, Hong Kong

Underwriters

Cathay Securities, Inc.

Email: service@cathaysecurities.com

Tel: +1-855-939-3888

Address: 40 Wall St, Suite 3600, New York, NY 10005